CELLULAR SYSTEM PURCHASE AND SALE AGREEMENT

     THIS CELLULAR SYSTEM PURCHASE AND SALE AGREEMENT ("Agreement") is entered into as of this 24th day of November, 1998 by and between TELEMIG CELULAR S.A., a Brazilian corporation with its head office located at Rua Levindo Lopes, 258, 8th floor Belo Horizonte, MG, Brazil, registered with the Brazilian Registry of Corporate Taxpayers (CGC/MF) under n(degree) 02.320.739/0001-06 ("Telemig Celular") and, NORTHERN TELECOM DO BRASIL INDUSTRIA E COMERCIO LTDA., a Brazilian corporation with its head office located at Av. das Nacoes Unidas. n(degree) 17891.4(degree) andar. Sao Paulo, SP, Brazil, registered with the Brazilian Registry of Corporate Taxpayers (CGC/MF) under n(degree) 67.807.859/0001-88 ("Nortel Industria"); NORTHERN TELECOM DO BRASIL COMERCIO E SERVICOS LTDA., formerly named Nortel Comercio e Servicos Ltda., a Brazilian corporation with its head office located at Av. das Nacoes Unidas, n(degree) 17891, 10(degree) andar, parte A, Sao Paulo, SP, Brazil, registered with the Brazilian Registry of Corporate Taxpayers (CGC/MF) under n(degree) 01.993.432/0001-03 ("Nortel Comercio") and NORTHERN TELECOM LIMITED, a Canadian corporation with head office located at 8200 Dixie Road, Suite 100, Brampton, Ontario, Canada L6T 5P6 ("Nortel") (collectively, "Nortel").

                                    RECITALS

         WHEREAS, Telemig Celular holds a Mobile Cellular Service concession to provide cellular service (the "Cellular Service") in the State of Minas Gerais, in the Federative Republic of Brazil.

         WHEREAS, Telemig Celular wishes to engage Nortel to provide a Cellular System including certain design considerations and the deployment of a cellular network in phases.

         WHEREAS, Nortel acknowledges that, in entering into this Agreement, Telemig Celular is relying on the skill and expertise of Nortel to carry out the responsibilities it has undertaken pursuant to the terms of this Agreement.

         NOW THEREFORE, in consideration of the mutual premises contained herein the Parties hereto agree as follows:

                                    AGREEMENT

1.   DEFINITIONS

     Capitalized terms used within this Agreement or within an Exhibit to this Agreement are defined in this Section in alphabetical order or in an Exhibit.

     Acceptance Date means the date when the Acceptance Tests or Systems Acceptance Tests are completed to the satisfaction of Telemig Celular in accordance with Exhibit B of this Agreement.

     Acceptance Tests (AT) means the mutually agreed methods of testing and procedures that will be used to measure the performance of the Cellular System, Network Elements or Products as administered in accordance with Exhibit B of this Agreement.

     Account Manager means Nortel's account manager responsible for Telemig Celular's account.

     Agreement means this Cellular System Purchase and Sale Agreement, and all Exhibits attached hereto.

     AMPS means Advanced Mobile Phone System technology as described in interim standard IS-3 (800 MHz) of the Telecommunication Industry Association.

     ANATEL (Agencia Nacional de Telecomunicacoes) means the regulatory agency of the government of the Federative Republic of Brazil. or any successor thereof charged with licensing Cellular Mobile Service networks.

     Associated Company means any Person (as hereinafter defined), now or hereafter existing, in which the direct or indirect controlling shareholder of Telemig Celular or direct or indirect group of shareholders of Telemig Celular having more than 50% of the voting equity of Telemig Celular has any direct or indirect interest, by record or beneficial ownership alone or in combination with any other, of 50% or more of the voting equity or voting rights of the subject Person, or of any option, warrant or right to acquire any such voting equity or voting rights of the subject Person.

     BTS means the Base Transceiver Subsystem, which is the Cellular TDMA/AMPS Base Station.

     Cellular Network means the EFRC/TDMA-IS136/AMPS mobile cellular telephone network (operating in the 800 MHz ) to be operated by Telemig Celular within the Territory to provide the Cellular Service and consisting of networks, network elements, systems, infrastructure, transmission and other components as specified by Telemig Celular.

     Cellular Service means that cellular service to be provided by Telemig Celular pursuant to the concession granted by ANATEL for the Territory.

     Cellular System means that Network Element comprised of the Products and Software to be provided by Nortel hereunder, including without limitation, the switching, cell site equipment and associated services.

     CFR means Cost and Freight to a designated airport in Brazil, as defined in the ICC Incoterms 1990 and modified in Section 12.

     CFR Price means the amount payable in relation to Imported Products ordered by Telemig Celular set forth in Exhibit A.

     Change Order means a written request for a change in a Phase Acquisition Document or a Purchase Order resulting from a change in the scope or content of a Phase, as more specifically described in Exhibit F.

     Class A Change means a modification to an existing Product to remedy a non-conformance to Nortel's specification required to correct design defects of a type that result in electrical or mechanical inoperative conditions or extremely unsatisfactory operating conditions or which is recommended to enhance safety.

     Class AC Change means a modification to an existing Product to remedy electrical or mechanical inoperative conditions or extremely unsatisfactory operating conditions that result from the Product aging or its use in specific combination with another Product or the use of a certain feature or option.

     Commissioning or Commissioning Testing means the series of tests performed by Nortel to verify the proper functioning of a Product and the proper completion of its installation services prior to administering the Acceptance Test.

     Confidential Information means information that the Parties have agreed to protect from improper disclosures as per Section 11 of this Agreement.

     Conditional Acceptance means the Cellular System has passed certain portions of the Acceptance Tests required for In-Service as more fully defined in Exhibit B.

     Critical Fault means a failure of the Cellular System or Product to perform such that system degradation or an unscheduled outage occurs. The following criteria shall be used to define a critical fault for a switch and a cell site equipment during the Soak Period: (i) if a Switch ceases call processing or call processing is degraded ({a} 10% or more of the total amount of circuits in an interconnection trunk group are out of service; {b} 10% or more of the Subscribers are out of service; or {c} no usable billing data is being entered on tape) and during the Soak Period the sum of unscheduled outages exceeds 1 minute; and (ii) if a Site ceases call processing or call processing is degraded ({a} 10% or more of the total amount of circuits in an interconnection trunk group to the switch are out of service; {b} 10% or more of the Subscribers cannot receive or terminate calls), excluding blocking due to lack of radios and during the Soak Period the sum of unscheduled outages exceeds 2 minutes.

     CTIA means the Cellular Telecommunication Industry Association, or its successor organization (USA).

     Delivery means delivery of the Products to Telemig Celular's warehouse or any other predetermined location within the Territory.

     Delivery Date(s) means the date or dates specified in a Phase Acquisition Document or Purchase Order on which a Product is to be delivered.

     Documentation means the Nortel's standard Product or Service documentation for its customers, whether written or supplied in other form, described in Exhibit E and as amended from time to time.

     Embedded Software has the meaning set forth in Section 11 of Exhibit C.

     Effective Date means November 24th, 1998.

     EIA means the Electronics Industry Association (USA).

     Final Acceptance means that a Phase in the implementation of the Cellular System, or a particular Product or Service has successfully passed Acceptance Tests.

     Force Majeure means any event beyond the reasonable control of the Party responsible for compliance ("Delayed Party") including failure or delay in performance by the other Party, acts of God, acts of the public enemy, acts of civil or military authority, governmental acts or omissions, acts of nature such as hurricanes, earthquakes, fires, floods, epidemics, embargoes, war, riots, and loss or damage to goods in transit, strikes in Delayed Party's operations, and strikes or other labor disputes of national or regional scope preventing performance hereunder by the Delayed Party including its sub-contractors and suppliers (when no alternative method of compliance is reasonably available).

     Forecast means a forecast provided by Telemig Celular as per Section 4.1 of this Agreement.

     Imported Product means a Product for which Telemig Celular is identified as the importer of record.

     In-Country Product means a Product which has not been imported.

     Implementation Schedule means the implementation schedule for a given Phase or a portion thereof, a Purchase Order or a Change Order.

     MSC or Mobile Switching Center means the Mobile Switching Center, comprised of the switching and related equipment that routes calls from a mobile telephone set to the called party (and vice-versa) and performs a variety of related functions. In the Cellular System, an MSC is also known as an MTSO (mobile telephone switching office).

     Network Element(s) means the elements that constitute the Cellular Network namely (i) the Cellular System or a portion thereof, (ii) the transmission system and (iii) the Sites infrastructure.

     New Feature(s) means a new Software functionality or substantial performance improvement that is made available to all users for the then current Software releases.

     Party or Parties means in the singular, Telemig Celular or Nortel, as the case may be determined from the context, or in the plural, both Telemig Celular and Nortel.

     Person includes, without limitation any individual or group, and any firm, corporation, company, association, partnership, consortium, joint venture, trust, or incorporated or incorporated organization established in accordance with the laws of Brazil.

     Phase has the meaning set forth in Section 2.3.

     Phase Acquisition Document means a written order by Telemig Celular to Nortel, substantially in the form of Exhibit F, for the purpose of (i) defining the scope of a given Phase or a portion thereof, (ii) specifying the Products, Services and Software to be purchased for such Phase and their respective prices as per Exhibit A and (iii) including the Implementation Schedule and the Responsibility Matrix.

     Project Manager has the meaning set forth in Sections 5.2. and 5.3.

     Product(s) has the meaning set forth in Section 2.4.

     Project Suppliers means suppliers other than Nortel retained by Telemig Celular for the supply of certain products and services required for implementation of the Cellular Network outside Nortel's scope of supply, such as suppliers of transmission equipment and civil infrastructure services.

     PSTN or Public Switched Telephone Network means the telephone network that provides telephone service to the public in a given area.

     Punchlist means a list prepared by Nortel and agreed to by Telemig Celular during the performance of each Acceptance Test that sets forth those mutually agreed items, if any, to be resolved by Nortel before Final Acceptance.

     Purchase Order means a written order by Telemig Celular to Nortel for the purchase of specific Products and Services not covered by a Phase Acquisition Document (i.e. purchase of individual Products and Services).

     Ready for In-Service means the availability for Cellular Service of the Cellular Network, Network Elements or Products of a specified Phase or expansion after the installation and commissioning thereof have been completed (K Date), in accordance with the Phase Implementation Schedule.

     Responsibility Matrix means the table allocating tasks and responsibilities between Telemig Celular, Nortel and Project Suppliers for a given Phase.

     Section means, when used without any other reference, sections, including subsections, within this Agreement.

     Service(s) has the meaning set forth in Section 2.5.

     Shipping Document means a document issued by a carrier evidencing shipment of Products such as an airway bill, a bill of lading or a conhecimento de embarque.

     Site means any location at which Products and Services provided under this Agreement are or will be delivered, installed, or performed.

     Soak Period means, with respect to a Phase, in the implementation of the Cellular Network, ninety (90) days of continuous operation of the Cellular System or Products of such Phase without a Critical Fault. The Soak Period shall commence upon Ready for In-Service.

     Software means the object-code (does not include source code) computer programs furnished by Nortel to Telemig Celular for use solely in conjunction with the Cellular System. The term "Software" includes, but shall not be limited to, computer programs contained on magnetic tape in a semiconductor device, on a disk or in another memory device or system memory consisting of (a) hard-wired logic instructions which manipulate data in central processors, instructions which control input-output operations, and error diagnostic and recovery routines and (b) sequences of instructions in machine-readable code that control call processing peripheral equipment and administration and maintenance functions as well as associated documentation to describe, maintain or use the programs.

     Software Base Load means Software that performs the basic activities in a Network Element such as but not limited to, hardware control call processing, cell site control, mobility control, inter-MSC signaling and interface, PSTN signaling and interface, and user interface. Nortel shall provide Telemig Celular with Base Loads for Software licensed hereunder to Telemig Celular as such Base Loads become available and subject to the terms and conditions set forth in Exhibit C.

     Software Documentation means printed materials or electronic media used in connection with Software. Such as, but not limited to, user manuals, flow charts,logic diagrams, program descriptions, and specifications. No source code versions of Software are included in the Software Documentation.

     Software Feature(s) means a Software designed to improve performance/capacity to the Cellular Network and/or RF environment, or create new Cellular Service (s). Nortel shall provide Telemig Celular with Features as they become available, subject to the terms and conditions set forth in Exhibit C.

     Software Patch means a Software designed to correct or remove a reproducible malfunction in a Software.

     Software Upgrade means a reissued version or partial update of existing Software Base Load (with or without the inclusion of optional features) that adds to, improves or enhances existing Software Features and capabilities of the Cellular Network.

     Subscriber means a legal entity or an individual having the right under the appropriate agreement with Telemig Celular to use the Cellular Network or any portion thereof.

     TDMA means the Time Division Multiple Access technology as described in interim standard IS-136(800 MHz) of the Telecommunication Industry Association.

     Term has the meaning set forth in Section 2.1.

     Territory means the State of Minas Gerais, in the Federative Republic of Brazil within which Telemig Celular is authorized to provide Cellular Service.

     TIA or Telecommunication Industry Association means the organization in the United States of America charged with establishing technical standards for cellular networks, currently the Telecommunication industry Association, or its successor

     Total Unitary Price means the amount payable in respect of a Product or Service ordered by Telemig Celular as set forth in Exhibit A to this Agreement, comprised by the CFR/unit Price of the Product or the unit Price of the Service, plus the applicable taxes and duties.

     Warranty Period means the period during which a Product is covered by Nortel's warranties under applicable warranty provisions as per Section 9 of this Agreement.

2.   TERM AND SCOPE OF AGREEMENT

2.1 TERM. The term of this Agreement shall be three (3) years from the Effective Date (the "Term").

2.2 SCOPE OF AGREEMENT. The scope of this Agreement is the supply by Nortel to Telemig Celular and the purchase by Telemig Celular from Nortel within the Term of this Agreement of Products, Services and Software comprising a Cellular System for expansion of a Cellular Network in the State of Minas Gerais, Brazil.

     2.2.1 Subject to Force Majeure, Telemig Celular shall buy from Nortel and Nortel shall sell to Telemig Celular, Products and Services in two Phases -- the first in the amount of US$85,000,000.00 (eighty-five million US Dollars) (the "First Phase Value Commitment") and the second in the amount of US$ 69,000,000.00 (sixty-nine million US Dollars) (the "Second Phase Value Commitment") -- with a total value of US$154,000,000.00 (one-hundred and fifty-four million US Dollars), based on the Total Unitary Prices as set forth in Exhibit A (the "Total Value Commitment"). Telemig Celular acknowledges that its Total Value Commitment is derived from the unitary prices set forth in Exhibit A. The Phase Value Commitments are conditional on the appropriate financing arrangement being acceptable to Telemig Celular.

     2.2.2. REMOVED

     2.2.3. REMOVED

2.3 PHASES. Telemig Celular and Nortel agree to breakdown the implementation of the Cellular Network into Phases, which will be defined in Phase Acquisition Documents.

2.4 PRODUCTS. Telemig Celular shall purchase from Nortel the TDMA IS-136 products, including drawings, documents, manuals and Software identified in Exhibit A, which may be manufactured or produced by Nortel or procured by Nortel from suppliers (collectively the "Products") for incorporation in the Cellular Network in the Territory.

     Products furnished to Telemig Celular under this Agreement are furnished for use in connection with Telemig Celular's operations of the Cellular Network and are not furnished for resale.

2.5 SERVICES. Telemig Celular shall purchase from Nortel the services identified in Annex A.3 of Exhibit A as may be required to implement a Phase Acquisition Document, a Purchase Order or a Change Order (collectively the "Services").

2.6 CELLULAR TDMA/AMPS SPECIFICATIONS. Telecommunications standards shall apply to this Agreement to the extent not inconsistent with any terms or conditions of this Agreement and regulations issued by the Ministerio das Comunicacoes or ANATEL. Relevant telecommunications standards include, but are not limited to the following:

     Number              Subject
--------------------------------------------------------------------------------

a)   For TDMA
     IS-136.1-A          800 MHz TDMA Cellular - Radio Interface - Mobile
                         Station - Base Station Compatibility - Digital Control
                         Channel (PN-3474)
     IS-136.2-A          800 MHz TDMA Cellular - Radio Iinterface - Mobile
                         Station - Base Station Compatibility - Traffic Channels
                         and FSK Control Channel (PN-3474)
     IS-137-A            800 MHz TDMA Cellular - Radio Interface - Minimum
                         Performance Standards for Mobile Stations (PN-3605)
     IS-138-A            800 MHz TDMA Cellular - Radio Interface - Minimum
                         Performance Standards for Base Stations (PN-3606)
     IS-641-A            TDMA Cellular/PCS - Radio Interface - Enhanced
                         Full-Rate Speech Codec (PN-3467)
     TSB-73              IS-136/IS-136A Compatibility Issues (PN-3617)
     IS-669              800 MHz Cellular Systems - TDMA Services - STU 111
                         (PN-3616)
     IS-684              TDMA Cellular/PCS Systems - Radio Interface - Radio
                         Link Protocol 2 (PN-3658)
     IS-685              TDMA Cellular/PCS Systems - TDMA Services - Packet
                         Switched Data (PN-3680)
     IS-686              800 MHz Cellular System, TDMA Radio Interface, Minimum
                         Performance Standard for Enhanced Full-Rate Speech
                         Codec (PN-3690)
     IS-41-C             Networking Operations and Interswitch feature
                         transparency
     TSB-51              Implementation Aspects concerning the use of the R-Data
                         message in IS-136 (PN-3719)
     PN-3731             Inter-operable implementation issues in IS-641

b)   For AMPS
     AMPS The specifications established in Norma Geral de Telecomunicacoes n(degree)20/96 issued by the Ministerio das Communicacoes

c)   For Roaming
     IS-41-C             Networking Operations and Interswitch Feature
                         Transparency

3.   PURCHASE PROCESS

     Exhibit F sets forth the procedure agreed to by the Parties for the purchases to be made under this Agreement.

4.   FORECASTS

4.1 FORECASTS. At the end of each six-month period as of the Effective Date, Telemig Celular shall deliver to Nortel a good faith rolling written forecast of Telemig Celular's expected purchases of Products and Services for the subsequent twelve (12) months period. Telemig Celular and Nortel shall mutually define the form and content of the forecast and its form and frequency may be modified from time to time by mutual agreement of Telemig Celular and Nortel. Notwithstanding the foregoing, each such forecast shall include a summary of the major components of the Cellular System to be purchased during the period covered and the anticipated dates of Delivery thereof, categorized as either "Switching Equipment" or "Site Equipment", in each case including any associated Software. The Parties agree that all forecasts delivered pursuant to this Section 4.1 are for planning purposes only and shall create no binding obligations on the Parties.

5.   CONTRACT ADMINISTRATION

5.1 CONTRACT ADMINISTRATION BY TELEMIG CELULAR'S ORGANIZATION. Telemig Celular shall enter into separate agreements with each of the Project Suppliers and shall be responsible for contract administration and coordination of project activities within Telemig Celular's internal departments.

5.2 TELEMIG CELULAR'S PROJECT MANAGER. Telemig Celular shall, during the Term of this Agreement, appoint a Project Manager for the project to be the liaison with the Nortel's Project Manager, who shall:

     (a)  be fully cognizant of all the background of the project; and

     (b) have authority to make day-to-day decisions, over the project and its personnel without recourse to his head office;

     5.2.1 Telemig Celular's Project Manager Responsibilities. Telemig Celular's Project Manager shall be responsible for coordinating the Cellular Network implementation between Nortel and Telemig Celular. This coordination shall include review and approval of all quotations and invoices, inventory' control of delivered equipment, ensurance of compliance with the applicable Implementation Schedules; maintaining the closest possible cooperation with Nortel's Project Manager; being available at Sites as reasonably requested; monitoring of the overall progress of project schedule; liaison with external parties for the Cellular Network implementation, coordinating with Nortel to conclude agreement on the Acceptance Tests; and supplying Nortel with clarifications on the technical specification requirements.

5.3 NORTEL'S PROJECT MANAGER. During the Term of this Agreement, Nortel shall appoint a Project Manager who shall:

     (a)  be fully cognizant of the background of the project; and

     (b) have authority to make day-to-day decisions, over the project and its personnel without recourse to his head office.

     5.3.1 Nortel's Project Manager Responsibilities. Nortel's Project Manager shall be responsible for project coordination and liaison with Telemig Celular's Project Manager. Nortel's Project Manager responsibilities shall include being available at Sites as reasonably requested; ensuring compliance with Nortel's obligations under the Implementation Schedule; coordinating with Telemig Celular to conclude agreement on the Acceptance Tests; and maintaining the closest possible cooperation with Telemig Celular's Project Manager.

5.4 NORTEL'S SUBCONTRACTORS. Nortel may employ subcontractors in carrying out its obligations under this Agreement. Nortel's use of subcontractors shall not relieve Nortel of its obligations and responsibilities under this Agreement. Nortel shall supervise the work of Nortel's subcontractors and shall be liable for any acts or omissions of such subcontractors. Telemig Celular may, at any time, require Nortel to replace a subcontractor where, in Telemig Celular's reasonable judgment, the subcontractor is not performing adequately and/or quality standards are not respected. Any delays or cost resulting from the replacement of a subcontractor shall be borne by Nortel.

5.5 TELEMIG CELULAR'S MATERIALS REMAIN PROPERTY OF TELEMIG CELULAR. All plans, drawings, designs and specifications, submitted by Telemig Celular or on its behalf and marked confidential are Confidential Information to be protected in accordance with Section 11 herein shall remain the property of Telemig Celular, may be copied only in accordance with Section herein and may not be disclosed to third parties by Nortel without Telemig Celular's prior written consent. These materials shall be returned to Telemig Celular promptly upon its request without any copy remaining with Nortel except for copy to remain with Nortel's counsel for use before a court of law if required by Nortel.

5.6 NORTEL'S PERSONNEL. Telemig Celular may at any time, request Nortel to replace an employee where, in Telemig Celular's reasonable judgment. The employee is not performing adequately. Any delays or costs resulting from the replacement of Nortel's employee shall be borne by Nortel.

5.7 DOCUMENTS TO BECOME PROPERTY OF TELEMIG CELULAR. Except for Confidential Information, the documents, which include plans, drawings, designs, and specifications supplied by Nortel to Telemig Celular in connection with the Products, shall be the property of Telemig Celular, provided, however, that title to Nortel's intellectual property rights as stated in Section 10 shall not be conveyed to Telemig Celular at any time. In addition, Telemig Celular shall have the full right to use the documents supplied by Nortel which are Confidential Information in the course of the normal operation and maintenance of the Cellular Network.

5.8 RESPONSIBILITY FOR DOCUMENTS. Each Party supplying technical data or documents shall be responsible for the completeness and correctness of such technical data or documents. Where it is found that such technical data or documents are not complete or are incorrect, each Party shall notify the responsible Party and thereafter such responsible Party shall promptly complete and/or correct such technical data or documents.

6.   PAYMENT, PRICING AND DISCOUNTS

6.1 GENERAL. The prices and discounts under this Agreement, as detailed in Exhibit A. Apply to Products, Services and Software furnished by Nortel and purchased by Telemig Celular in accordance with the Total Value Commitment indicated in Section 2.2.1.

     6.1.1 REMOVED

     6.1.2 The Parties acknowledge and agree that the CFR values contained in Exhibit A may vary depending on whether the Product is imported or supplied locally, provided that the resulting Total Unitary Price of the Product being supplied does not exceed the corresponding Total Unitary Price stated in Exhibit A.

6.2  INVOICES.

     6.2.1 Telemig Celular shall have no obligation to pay Nortel for any charges, unless such charges are expressly authorized by this Agreement, a Phase Acquisition Document, Purchase Order or a Change Order and Telemig Celular has received an invoice for such charges.

     6.2.2 Each invoice issued hereunder shall reference the Phase Acquisition Document, the Purchase Order or a Change Order number and identify the payment event charges and applicable taxes, if any.

6.3 TERMS OF PAYMENT. Telemig Celular shall pay invoiced amounts less any disputed amounts as set forth below. All payments for Imported Products shall be made based on their CFR values. All payments for In-Country Products, Services and Software shall be made based on their Total Unitary Prices as set forth in Exhibit A. In the event that Telemig Celular wishes to purchase Imported Products and financing is not available, the Parties agree to review the payment terms set forth in Section 6.4, consistently with Brazilian import and currency exchange regulations then in force.

6.4  REMOVED

6.5  REMOVED

6.6  SOFTWARE. The payment terms for Software are set forth in Exhibit C.

6.7  REMOVED

6.8 TRAINING. One-hundred percent (100%) Total Unitary (R$) Price due for Training shall be paid thirty (30) days after presentation by Nortel of the relevant invoice for each completed course.

6.9 CURRENCY OF PRICES, ACCOUNTS AND PAYMENTS; IMPORT RESPONSIBILITIES AND PAYMENT OF IMPORT DUTIES AND TAXES.

     6.9.1 The Currency of Accounts shall be U.S. Dollars (US$) for Imported Products or Brazilian Reais (R$) for In-Country Products and Services, except as otherwise set forth in Section 6.9.3. Nortel shall identify the Currency of Accounts used for determining prices and charges under this Agreement.

     6.9.2 The Prices set forth in US$ in Exhibit A for the In-Country Products and Services shall be converted into Reais on the Effective Date using the exchange rate for the sale of US dollars published by the Central Bank of Brazil through the SISBACEN System, Code PTAX 800. Such Prices are basic for the Effective Date and shall be adjusted once every twelve (12) months from the Effective Date consistent with existing legislation or for lesser periods if law permits to take into account local inflation, in accordance with the relevant indices indicated below. Furthermore, independently of the date of the issuance of a Phase Acquisition Document or a Purchase Order, payments made under that Phase Acquisition Document or Purchase Order for events occurring after an annual adjustment shall reflect the corresponding adjustment.

--------------------------------------------------------------------------------
     Products and Services                        Adjustment Indices
--------------------------------------------------------------------------------
In-Country Equipment and materials      Index of the column 27 of the Conjuntura
                                        Economica Magazine, published by Fundcao
                                        Getulio Vargas ("FGV")
--------------------------------------------------------------------------------
In-Country Services                     Index of the column 20 of the Conjuntura
                                        Economica Magazine, published by FGV
--------------------------------------------------------------------------------

     6.9.3 On the date of the first delivery to Telemig Celular of any Product manufactured in Brazil to replace an Imported Product, the CFR (US$) Price contained in Exhibit A for the replaced Imported Product shall be converted into Reais using the exchange rate for the sale of US dollars published by the Central Bank of Brazil through the SISBACEN System, Code PTAX800 on that date. Thereafter, the Reais Price for any such Product manufactured in Brazil shall be adjusted on an annual basis according to the variation of the index of the column 27 of the Conjuntura Economica Magazine, published by FGV. Invoicing in Reais for all BTS Equipment shall be initiated on or before October 1, 1999 and for Software on or before December 1, 1999, subject to compliance with Brazilian applicable laws. The rate applicable to conversion into Reais for invoicing purposes shall be the same as the one provided for in this Section 6.9.3. effective on the first date of such invoicing.

     6.9.4 REMOVED

     6.9.5 To the extent Telemig Celular is the importer of record for a Product, Nortel shall obtain in the name of Telemig Celular customs clearance and any necessary governmental authorization for importation into Brazil and exportation from the country of origin. Telemig Celular shall be responsible for the timely payment of all Brazilian import duties and taxes relating to the importation of the Imported Products into Brazil.

6.10. TAXES

     6.10.1 The Total Unitary Prices for the Products set forth in Exhibit A have been calculated on the assumption that taxes directly incident on the sale of Products or performance of Services are the Imposto Sobre Produtos Industrializados (IPI), Imposto Sobre Circulacao de Mercadorias e Servicos (ICMS), Imposto Sobre Servicos (ISS) and Imposto de Importacao (II). In addition the Programa de Integracao Social (PIS) and the Contribuicao para Financiamento da Seguridade Social (COFINS) taxes have also been applied to the calculation of the Total Unitary Prices for In-Country Products. If after the Effective Date any of the foregoing taxes are increased, decreased, eliminated or modified by operation of law or as a result of change in interpretation of the law by the tax authorities or in case new taxes are created that directly apply to the sale of the Products or performance of the Services, the respective Total Unitary Prices will be modified to reflect the change.

     6.10.2 If after the Effective Date, any Brazilian taxes other than those referred to in Section 6.10.1, having a measurable impact, in excess of 3%, on the cost of In-Country Products or Services are increased, decreased, created or extinguished, then the Parties will negotiate in good faith an interim adjustment to the Total Unitary Prices set forth in Exhibit A of the Products or Services affected and such interim prices shall be applicable to any Purchase Orders issued by Telemig Celular prior to the first subsequent annual adjustment of the Total Unitary Prices as set forth in Section 6.9.2. If in the opinion of Telemig Celular or Nortel, acting reasonably, the first subsequent annual adjustment of the Total Unitary Prices (as set forth in Section 6.9.2) does not reflect adequately the effect of tax variation on the Total Unitary Prices of the affected Products or Services, the Parties will enter into negotiations with the objective of agreeing on a fair and equitable adjustment of the Total Unitary Prices of such Products and Services. For the purposes of this Section, Brazilian Taxes in effect as of the Effective Date are as follows:

Name            Denomination                                      Basis for Calculation                  Rate
1.  INSS        Instituto Nacional do Seguro Social               Pay roll
                Contribuicao Previdenciaria:
                i        Parte Empresa                                                                   20%
                i        Salario Educacao                                                                2.5%
                i        INCRA                                                                           0.2%
                i        SENAI/SENAC                                                                     1.0%
                i        SESI/SESC                                                                       1.5%
                i        SEBRAE                                                                          0.6%

2.  FGTS        Fundo de Guarantia do Tempo de Servico            Pay roll                               8%

3.  IOF         Imposto sobre Operacoes de Credito, Cambio e      Remittance Amount                      0%
                Seguro ou Relativas a Titulos ou Valores
                Mobiliarios (on imported Services and Software)

4.  IRF         Imposto de Renda on Imported Services             Remittance Amount                      15%

     6.10.3 For any error, omission or inaccuracy in the tax rates applicable on the Effective Date as set forth in Exhibit A, Nortel shall bear the liability for any additional amounts owed by Telemig Celular. Nortel shall pay Telemig Celular in Brazilian Reais an amount equal to the difference between the amount of taxes set forth in Exhibit A and the amount actually due to the Brazilian tax authorities. Nortel to the extent possible shall make this payment to Telemig Celular in advance of when Telemig Celular must make its payment to Brazilian tax authorities. If Telemig Celular is indemnified by Nortel for a tax liability under this Section, Nortel may have (a) the corresponding amount refunded to the extent Telemig Celular subsequently recovers such amount from the tax authorities or (b) request that the amount of the indemnification be reduced or refunded to Nortel by Telemig Celular, to the extent that Telemig Celular is entitled to a tax credit or a tax benefit resulting from application of the indemnified tax.

6.11 PAST DUE PAYMENTS. Any payment not made as provided in this Section 6 shall be subject to a late payment charge applied against the unpaid portion of the charge. The late payment charge shall be applied daily after the due dates until payment is received. For U.S. Dollar late payments, the daily late payment charge shall be calculated by multiplying the outstanding balance by the number of days of delay times twelve percent (12%) per annum divided by 365 days. For Brazilian Reais late payments the daily rate payment charge shall be calculated by multiplying the outstanding balance by the number of days of delay times the annual ANBID rate plus six percent (6%) per annum divided by 365 days. Any payments more than ninety (90) days past due shall be considered a Nortel right to terminate under Section 13.8, except where such sums are in dispute as provided in Section 6.12.

6.12 DISPUTED PAYMENTS. Telemig Celular shall notify Nortel of any disputed invoice within fifteen (15) days of its receipt of such invoice. The Parties will use their diligent efforts to resolve such dispute expeditiously. Should Telemig Celular dispute any sums due to Nortel under this Agreement, Telemig Celular shall pay, in accordance with this Agreement that part not in dispute. Telemig Celular shall be liable to Nortel for late payment charges computed in accordance with Section 6.11, for the amounts due to Nortel should the dispute be resolved in Nortel's favor. The time for paying the portion of the invoice in dispute shall be extended by a period of time equal to the time between Nortel's receipt of such notice from Telemig Celular and the resolution of such dispute plus five (5) business days.

7.   TELEMIG CELULAR RESPONSIBILITIES

     Without further limiting the obligations of Telemig Celular under this Agreement, Telemig Celular agrees to perform the following duties:

7.1 RESPONSIBILITY MATRIX. Telemig Celular shall discharge those responsibilities identified as those of Telemig Celular, including Telemig Celular's portion of responsibilities that are to be jointly performed by Telemig Celular and Nortel, defined in the "Responsibility Matrix" for each Phase.

7.2 PERFORM TO SCHEDULE. Telemig Celular shall negotiate in good faith the Implementation Schedule for each Phase and shall adhere to the Implementation Schedule for performance of its responsibilities set forth therein and use reasonable efforts to minimize all delays.

7.3 COSTS. Telemig Celular shall bear all the costs of its own legal fees, interconnection facilities, telephone and utility charges and other services and items being supplied by Nortel under this Agreement. Telemig Celular shall be responsible for payment of the costs of additional customs bonded warehouse storage fees attributable to Telemig Celular's failure to make payment of importation duties and taxes when due, as set forth in
     Section 6.9.5.

7.4  PUNCHLIST. Telemig Celular shall issue the Punchlist.

7.5  ENGINEERING INFORMATION. Telemig Celular shall:

     7.5.1 Furnish necessary information reasonably requested by Nortel and in accordance with the Responsibility Matrix and Implementation Schedule;

     7.5.2 Provide, upon reasonable request, Cellular Network usage information where Nortel's analysis of the Cellular System's requirements has been requested by Telemig Celular or is otherwise required by a specific provision of this Agreement in order for Nortel to discharge its obligations under this Agreement and where the information requested is reasonably necessary for these purposes.

7.6 OPERATION AND MAINTENANCE. Telemig Celular shall be responsible for the lawful and proper operation and maintenance of the Cellular Network after the Ready for In-Service date.

7.7 EXPORT CONTROLS. Where necessitated by the country of origin of the Products, Telemig Celular shall comply with all applicable export laws and regulations of the country of origin. Specifically, but without limitation, where the Products are so subject to export controls. Telemig Celular agrees that it will not resell or re-export Products or technical data in any form without obtaining appropriate export or re-export licenses from the government of the exporting country.

7.8 CELLULAR NETWORK DESIGN AND PERFORMANCE. Telemig Celular shall be responsible for design specifications, approvals and the Cellular Network performance resulting therefrom.

7.9 INCORRECT DELIVERY. If Telemig Celular requests that a Product be delivered to a Site other than the one specified in the Phase Acquisition Document or Purchase Order, Telemig Celular shall bear any additional expenses in delivering it to another Site (e.g. transportation expenses, storage, etc.).

7.10 OTHER OBLIGATIONS. Telemig Celular shall perform all other of its obligations set out in this Agreement including the following:

     (a) allow Nortel's personnel employed in the project access to the Sites at all reasonable hours, and to permit the use by such personnel of all routes, roadways and ramps under the control of Telemig Celular when such access and use are necessary for the proper performance of Nortel's obligations hereunder;

     (b) permit all Nortel's personnel employed in the project hereunder to use at reasonable times such portions of existing plant or equipment under Telemig Celular's control as necessary for the proper completion of such project, and as it will not interfere with Telemig Celular's business operations;

     (c) take reasonable security measures to safeguard Nortel's equipment on Telemig Celular's premises against all damages or loss caused by Telemig Celular's employees from the Delivery until the date of Final Acceptance of all Products;

     (d) ensure that Telemig Celular's personnel carrying out activities at the Sites do not interfere with the progress of Nortel's obligations hereunder;

     (e) provide Nortel with the Nota Fiscal forms in a timely fashion as Telemig Celular is the importer of record so as to permit Nortel to fill out said forms appropriately and arrange for transportation of the Products from customs clearance to Telemig Celular's warehouse or to the applicable installation Site;

     (f) use all reasonable efforts to ensure the PSTN interconnections by the dates set forth in the Implementation Schedule. Any delay in Telemig Celular's obtention of the PSTN interconnection to proceed with such interconnection will temporarily relieve Nortel from meeting scheduled commitments which are dependent on the interconnection but solely for the period of time resulting directly from such delay in obtaining the interconnection;

     (g) take all necessary actions in accordance with the relevant Phase Responsibility Matrix to ensure that Sites are ready and available for commencement of installation; and

     (h) make available at Telemig Celular's warehouse facility a representative to acknowledge receipt of the Products.

8.   NORTEL RESPONSIBILITIES AND REPRESENTATIONS

     Nortel, without further limiting the obligations of Nortel under this Agreement, agrees to perform the following duties:

8.1 RESPONSIBILITY MATRIX. Nortel shall discharge those responsibilities identified as those of Nortel, including Nortel's portion of responsibilities that are to be jointly performed by Telemig Celular and Nortel, defined in each Phase's Responsibility Matrix.

8.2 PERFORM TO SCHEDULE. Nortel shall negotiate in good faith the Implementation Schedule and adhere to the Implementation Schedule for performance of its responsibilities set forth therein.

8.3 ACCEPTANCE TESTS. Perform acceptance tests of all Products in accordance with the procedures set forth in Exhibit B.

8.4 PUNCHLIST. Nortel shall resolve the items indicated on the Punchlist, in accordance with the procedures set forth in Exhibit B.

8.5 INFORMATION REQUESTED BY TELEMIG CELULAR. Nortel shall furnish to Telemig Celular necessary information reasonably requested by Telemig Celular and in accordance with the Responsibility Matrix and Implementation Schedule.

8.6 UPGRADES, NEW PRODUCTS OR SERVICES. Nortel shall make new Products and Services and upgraded Software available to Telemig Celular when such new Products, Services or Software upgrades become available.

8.7 TECHNICAL ASSISTANCE AND SERVICES SUPPORT. Free customer service support (TAS/ETAS) for the Cellular System shall be provided on a per switch basis for a period of twenty-four (24) months. The support period for each switch and related cell site shall commence on the earlier of Final Acceptance or ninety (90) days after Ready for In-Service. The description of Nortel's customer service support is set forth in Exhibit D.

8.8 RETROFITS. Provided that Telemig Celular has consented in writing, Nortel shall provide a retrofit package or any change in cellular TDMA/AMPS standards subsequently put into effect by the government, regulatory agencies, the TIA, the EIA at Nortel's then prevailing charges.

8.9 DOCUMENTATION. Nortel shall provide Telemig Celular with the Documentation as set forth in Exhibit E.

8.10 TRAINING. Nortel shall provide the training courses and manuals for Telemig Celular's employees as set forth in Exhibit H. Telemig Celular shall bear the travel and living expenses of its personnel. Nortel shall make available to Telemig Celular its most updated training course description.

8.11 CONFORMITY WITH LAW. The Products and Services ordered hereunder shall comply with applicable federal, state and local laws, rules and regulations. Any impact caused by laws, rules and regulations promulgated after the Effective Date will be subject to agreement of the Parties.

8.12 INPI REGISTRATION. To the extent certain Imported Services under this Agreement constitute technical assistance, Telemig Celular and Nortel shall cooperate in registering an agreement for the rendering of such Services pursuant to the terms of this Agreement with the Brazilian National Institute of Industrial Property (INPI) to allow the remittance by Telemig Celular of amounts due hereunder to Nortel for the Imported Services qualifying as technical assistance.

8.13 SAFETY AND LEGAL STANDARDS. Nortel is responsible for ensuring that proper safety measures are taken to avoid accidents and that all work performed is done in accordance with the relevant health and occupational safety laws, whether the work is performed by Nortel or by Nortel's subcontractors. Nortel shall be responsible at its own expense for ensuring that all necessary procedures are in place and supervision is provided to ensure the safety of all Nortel's personnel or subcontractors who may at any time or for whatever reason be present on any of the Sites as part of Nortel carrying out the Services, including but not limited to the Installation Services. Nortel shall comply with Telemig Celular's security policy for Sites.

8.14 INSPECTION. Telemig Celular and its employees, agents or representatives shall at all times have the right to inspect the performance by Nortel of the Services referred to in Section 2.5. Telemig Celular hall have the right to order the suspension of a Service being executed, if Telemig Celular acting reasonably determines that the work is not in conformity with the terms of this Agreement and applicable laws and regulations. If Nortel demonstrates that the suspended Service was being performed in conformity with this Agreement and applicable laws and regulations, then Nortel shall not be responsible for any delays, penalties or additional cost arising from the suspension of such Services.

8.15 REPAIR DEPOT. Nortel shall maintain in Brazil a circuit board and component exchange depot to fulfill Nortel's repair obligations in Exhibit C.

8.16 INCORRECT DELIVERY; EXCESS ITEMS. If any Product is delivered to an incorrect point, any additional expenses incurred in delivering it to the correct point of delivery and the risk of transportation shall be borne by Nortel. Nortel is also responsible for items delivered in excess of those required in the Phase Acquisition Document or Purchase Order or Change Order.

8.17 MARKING AND IDENTIFYING GOODS. Nortel's prices for Products include charges for packing and marking shipping containers in accordance with Nortel's standard practices. In normal circumstances, Nortel shall:

          (i) Enclose a packing memorandum with each shipment and, if shipment contains more than one package, identify the package containing the memorandum; and

          (ii) Mark Nortel's manufactured Products as practicable for identification in accordance with Nortel's marking specifications (e.g., model/serial number and month and year of manufacture.)

     In order to meet Telemig Celular's requests Nortel agrees to work with Telemig Celular to determine the feasibility of marking shipping canons in accordance with Telemig Celular's specifications. Where in order to meet Telemig Celular's requests Nortel packs and/or is required to mark shipping cartons in accordance with Telemig Celular's specifications. Nortel may invoice Telemig Celular additional charges for any material efforts required for such packing and/or marking.

8.18 NORTEL INSURANCE COVERAGE. Nortel agrees to maintain, so long as it performs installation or other Services hereunder, the following insurance coverage as well as all other insurance required by law in the jurisdiction where the work is performed:

     8.18.1 Worker's Compensation. Workers' compensation and related insurance as required by law.

     8.18.2 Transportation Insurance. Insurance coverage relating to the transportation of the Products from the place of manufacture up to the place of Delivery.

     8.18.3 General Liability. The Commercial general liability insurance coverage, with a limit of at least Ten Million Reais (R10.000.000,00) per occurrence, and comprehensive motor vehicle liability coverage with a limit of at least Two Million Reais (R2.000.000,00) for bodily injury, including death, to any one person. Two Million Reais (R2.000.000,00) for each occurrence of property damage, and One Million Reais (R$1.000.000,00) for any other occurrence. The above-indicated amounts shall be adjusted according to the provisions of Section 6.9.2 taking into account the index of column 27 of Conjuntura Economica Magazine published by FGV.

          Nortel shall have the option where permitted by law to self-insure any or all of the foregoing insurance. In the event Nortel exercises said option, Nortel shall timely inform Telemig Celular in writing.

     8.18.4 Demonstration of Insurance. Upon request by Telemig Celular. Nortel shall demonstrate insurance coverage as required above.

9.   WARRANTIES

9.1  PRODUCT WARRANTY. Nortel warrants to Telemig Celular that:

     9.1.1 Products. For the period of twenty-four (24) months commencing on the earlier of Final Acceptance or ninety (90) days after Ready for in-Service, Nortel's Products will be free from defects in material and workmanship, and will conform to Nortel's specifications. The Warranty Period for a Product or part thereof repaired or provided as a replacement under this Warranty is twelve (12) months or the unexpired term of the Warranty Period applicable to the repaired or replaced Product or part, whichever is longer.

9.2 APPLICATION PROCEDURES FOR PRODUCT WARRANTY. The procedures regarding application for Product Warranty are set forth in Exhibit G.

9.3  SOFTWARE WARRANTY.

     9.3.1 Nortel warrants to Telemig Celular that each item of Software, when delivered to Telemig Celular and properly installed and operated, will be free from defects which result in reproducible malfunctions which materially affect the use of the Software in accordance with Nortel's specifications therefore for a period of twenty four (24) months from the earlier of Final Acceptance or ninety (90) days after Ready for in-Service.

     9.3.2 With respect to Software from a supplier other than Nortel, Nortel does hereby assign to Telemig Celular the warranties given to Nortel by its supplier of such items and such warranties will prevail for a term of at least twelve (12) months from the earlier of Final Acceptance or ninety (90) days after Ready for In-Service. If Nortel is prevented from assigning such warranties, Nortel itself shall fully warrant such Software for a period of twelve (12) months from Final Acceptance.

9.4 WARRANTY FOR SERVICES. Nortel warrants to Telemig Celular that Services will be performed in a careful and workmanlike manner and in accordance with Nortel's Specifications or any mutually agreed specification for such Services using material free from defects except where such material is provided by Telemig Celular. If the Services prove to be not so performed and if Telemig Celular notifies Nortel within a six (6) month period commencing on the date of completion of the Services, Nortel, at its option and expense, either will promptly correct any defects and deficiencies for which it is responsible or promptly render a full or pro-rated refund or credit based on the original charge for the Services.

9.5 NO TROUBLE FOUND. If Nortel determines that a Product for which a warranty is claimed is not defective or not non-conforming, Telemig Celular shall pay Nortel's reasonably incurred costs of handling, inspecting, testing, and transporting and, if applicable, traveling and related expenses. However, if upon return to service the Product apparently fails to operate properly, Telemig Celular and Nortel shall jointly work to determine the cause of such failure and, if it is determined that the failure in fact was the result of a warranted defect or nonconformity in such item, Telemig Celular's obligation to pay such costs shall be extinguished. In such case any amount previously paid to Nortel shall promptly be refunded to Telemig Celular.

9.6 SlGNALING SYSTEMS WARRANTY. Nortel warrants that the operation of its R2, ISUP/SS7, IS-41 or IS-136 signaling systems comply with the standards in effect in Brazil on the Effective Date. Connectivity equipment variations requiring a change in mix or volume to provide for different connectivity strategies of these standard signaling systems are provisionable, chargeable items.

     Nortel will assume the cost of modifying its Software or Product to the extent interface incompatibilities to other operator or vendor equipment arises from the Product deviation from the signaling standards.

     Temporary or long term changes that Nortel may be able to supply in the form in software work-around solutions and/or datafill to overcome other operator or vendor network deviations from the standards will be provided free of charge, subject to joint effort to perform the pertinent analysis.

     The Parties agree that evolution in generic signaling interfaces in Brazil after the Effective Date shall be addressed on a case by case basis. Nortel normally provides the software requirements to comply with the evolution in generic signaling interfaces free of charge. New Product requirements would be provisionable, chargeable items.

9.7 BILLING SYSTEM/PSTN COMPATIBILITY WARRANTY. Nortel warrants that its MTX CDR (Call Detail Record System) Product are PSTN compatible and the operation of its MTX CDR System complies with the standards in effect in Brazil on the Effective Date.

     Nortel will assume the cost of modifying its MTX CDR or Product to the extent it is incompatible with other operator or vendor networks and equipment that comply with generally acceptable billing standards.

     In regards to MTX CDR System's compatibility with the PSTN, temporary or long term changes that Nortel may be able to do in software work-around solutions and/or datafill to overcome other operator or vendor network deviations from the requirements will be provided free of charge, subject to a joint effort to perform the pertinent analysis.

     The Parties agree that evolutions in billing and PSTN compatibility requirements in the Brazilian market after the Effective Date shall be addressed on a case by case basis. Nortel normally provides the software requirements to comply with the evolution in billing standards free of charge. New hardware requirements would be provisionable chargeable items.

9.8  GUARANTEED CAPACITIES.

     9.8.1 Nortel warrants that each Network Element and Product identified in Exhibit A, provided to Telemig Celular pursuant to this Agreement, shall at all times meet or exceed the applicable guaranteed capacities determined for each phase in accordance with the associated high level design (the "Guaranteed Capacities").

     9.8.2 If Telemig Celular believes that Nortel has breached its guarantee under Section 9.8.1 Telemig Celular shall so notify Nortel in writing, such notice to set forth in reasonable detail the nature of the suspected breach and the likely impact of such breach on the affected System(s). If Nortel fails, within thirty (30) days after the date of Telemig Celular's notice (the "Investigation Period"), to establish, to Telemig Celular's reasonable satisfaction, that the affected Product is in compliance with the applicable Guaranteed Capacities or to cause such Product to so comply, then Telemig Celular shall be entitled to compensation from Nortel as set forth in this Section 9.8, provided that Telemig Celular gives written notice to Nortel of its intent to seek compensation hereunder within fifteen (15) days after the expiration of such thirty (30) day period.

     9.8.3 With respect to any Product described in Exhibit A, that fails to fulfill the applicable Guaranteed Capacities, Nortel will provide any additional or enhanced Products and the services necessary to cause such non-conforming Products (considered together with such additional Products) to comply with the applicable Guaranteed Capacities. Nortel shall provide such additional or enhanced Products and services at its own expense, except to the extent that the Products so provided by Nortel result in additional capacity (as determined in accordance with the applicable sections of the high level design associated with the given phase being available to Telemig Celular in excess of the Guaranteed Capacity for the non-conforming Product (such excess, the Excess Capacity), in which case Telemig Celular shall pay Nortel an amount (not to exceed the Total Unitary Price of such additional Products) proportional to the Excess Capacity but only to the extent that the Excess Capacity exceeds the Guaranteed Capacity by 10% or more. Notwithstanding the foregoing, Nortel shall not issue any invoice to Telemig Celular, and Telemig Celular shall not be required to pay any amount, in respect of any Excess Capacity, unless and until Telemig Celular first uses such Excess Capacity. Title and risk of loss to any additional Products delivered pursuant to this Section 9.8 shall pass to Telemig Celular at Delivery.

9.9 COSTS NOT TO BE BORNE BY NORTEL. Notwithstanding anything to the contrary in this Section 9, Nortel shall not be responsible for any of the following costs incurred by Telemig Celular in connection with Products and Services provided to Telemig Celular pursuant to Section 9.8.3.

          (a)  land acquisition or lease costs;
          (b)  building costs;
          (c) operational or maintenance costs associated with the additional Products; and lost revenue;

9.10 CONSEQUENCES OF FAILURE TO FULFILL THE GUARANTEED CAPACITIES. The provision of additional Products and Services pursuant to Section 9.8.3, shall be Telemig Celular's sole remedy for a breach of Section 9.8.1. and Nortel's sole obligation with respect to the failure of any Product acquired by Telemig Celular hereunder to fulfill the Guaranteed Capacities provided that the Products thereafter fulfill the Guaranteed Capacities.

9.11 PRODUCT CHANGES OR SUBSTITUTIONS BY NORTEL. At any time during its performance of this Agreement, Nortel may implement changes in the Products identified in Exhibit A, modify the drawings and specifications relating thereto, or substitute Products of a similar or more recent design. Nortel will provide Telemig Celular with advance written notice of any change, modification or substitution, including notice of Nortel's intention to change the Product price. The notice shall be given at least thirty (30) days in advance of the effective date of the change, modification or substitution. However, notice of ten (10) days will be necessary where Nortel reasonably considers the change as minor, where there is no price change and where items (a) through (g) set forth below are complied with.

     Changes, modifications or substitutions must comply with each of the following requirements:

          (a) it must not adversely affect Telemig Celular's ability to fulfill its obligations under the Concession or ability to operate its Cellular Network in accordance with the specifications;

          (b) it must not adversely affect physical or functional interchangeability or performance specifications unless otherwise agreed in writing by Telemig Celular;

          (c) the price for equivalent performance must be the same or lower than the price provided in this Agreement unless otherwise agreed in writing by Telemig Celular. This price comparison shall include all pertinent and related costs to Telemig Celular;

          (d) it must not detract from the safety of the Product;

          (e) it must have received all necessary regulatory approvals, including type-acceptance or type-certification, electrical safety agency approval, etc;

          (f) it must be functionally equivalent and plug-compatible with the prior Product;

          (g) it must not in any way reduce or in any way diminish Nortel's obligations under the warranties provided in this Agreement nor may it reduce or diminish in any way the scope of warranties and representations provided to Telemig Celular under this Agreement.

     Where each of these requirements has been met to Telemig Celular's satisfaction Telemig Celular and Nortel shall agree upon a Change Order reflecting Nortel's proposal.

     With respect to changes, modifications, and substitutions that do not conform to the foregoing requirements, Nortel shall notify Telemig Celular in writing thirty (30) days prior to their effective dates. In the event that any such change is not desired by Telemig Celular, Telemig Celular shall notify Nortel within thirty (30) days from the date of notice and Nortel shall not furnish any such changed Products to Telemig Celular on any orders in process at time Nortel is so notified. If a change is acceptable to Telemig Celular, such change shall be the reflected in a Change Order.

9.12 YEAR 2000 WARRANTY. Nortel represents and warrants that the Products shall function, during the applicable Warranty period, with respect to any date dependent operations prior to, into and through the Year 2000, without any service affecting non-conformance to its applicable specifications. Nortel shall in a timely manner designate any hardware and/or any specific software load or release necessary to be installed with respect to such Products and Nortel's warranty hereunder is subject to the installation thereof. If any Product fails to so function, Telemig Celular's remedy and Nortel's obligation under this warranty is for Nortel to correct such failure through, at Nortel's option, the repair or replacement or modification of the relevant hardware and/or software of such Product or such other actions as Nortel reasonably determines to be appropriate, all in the time, manner and upon the conditions set out in the hardware and/or software Warranty provisions of this Agreement with respect to the Products. The provisions set forth in this Section do not constitute a representation that the date format used by any Product supplied hereunder complies with any particular standard. Certain products may continue to use year representations that do not use four digits where such representations can be interpreted without ambiguity as to century' and will not give rise to a breach of the warranty hereunder.

9.13 DISCLAIM1ER OF WARRANTIES/LIMITATION OF LIABILITY.

     9.13.1 Exclusions. Telemig Celular hereby agrees that Nortel shall not be liable or responsible for any deficiencies resulting from:

          (a) Nortel's reliance on erroneous material information furnished by Telemig Celular to Nortel in the Network Documents or agreed to in a document signed by Telemig Celular Project Manager or an authorized representative;

          (b) reasons of Force Majeure;

          (c) unauthorized Telemig Celular material changes, modifications or revisions to the Products;

          (d) as to the Guaranteed Capacities, material reasons attributable to Telemig Celular, and including: (A) Telemig Celular's failure to apply Nortel's explicit plans or instructions for system design, preventive and remedial maintenance, frequency management, parameter adjustments and cell site traffic engineering for radio capacity; (B) Telemig Celular's failure to implement all Nortel-recommended recovery and system stabilization procedures; (C) Telemig Celular's decision not to implement Software Upgrades and Software Patches promptly upon their availability where such Software Upgrades and Software Patches are made available by Nortel to Telemig Celular as provided in this Agreement; (D) Telemig Celular's failure to replace defective circuit packs; (E) Telemig Celular's failure to follow applicable explicit instructions of Nortel, where such instructions are capable of reasonable interpretation and are unambiguous:

          (e) modifications, misuse, neglect, or abuse of the Products, except when made, done or caused by Nortel; improper wiring, repairing, splicing, alteration, installation, storage or maintenance, except when made, done or caused by Nortel; use in a manner not in accordance with Nortel's or vendor's specifications, operating instructions or software license to use or failure of Telemig Celular to apply previously applicable Nortel modifications and corrections;

          (f) defects in products (and related software) neither manufactured nor supplied by Nortel under the terms of this Agreement.

     In addition, Nortel makes no warranty with respect to Products which have had their serial numbers or months and year of manufacture removed, obliterated or altered, and with respect to expendable items, including, without limitation, fuses, light bulbs, motor brushes, and the like.

9.14. Network Expansion and Spares

     9.14.1 REMOVED

     9.14.2 Network Expansion Availability. For a period of five (5) years from the expiration of the Term, Nortel shall make available to Telemig Celular standard Nortel manufactured Products and Nortel developed Software that is compatible and functionally equivalent to and will permit normal Network expansion within the parameter defined by the specifications and under terms and conditions (including prices) mutually agreed to by Telemig Celular and Nortel. If Nortel discontinues the supply of compatible standard Products or Software during such period of time, and such is not reasonably available from any other vendor, then Nortel shall make available to Telemig Celular a commercially reasonable Product for migration to Nortel's then-current products offerings similar functionality.

          Subject to the foregoing nothing herein shall bar Nortel from discontinuing individual items of hardware Products. Nortel shall notify Telemig Celular, usually at least one (1) year, before Nortel discontinues accepting orders for an item of Nortel's manufactured Product sold under this Agreement. Where Nortel offers a Product for sale that is equivalent in form, fit and function, the notification period may vary. Notwithstanding the foregoing, Nortel agrees that it will not discontinue accepting orders for Products until Nortel and Telemig Celular have agreed upon a mutually acceptable transition plan that takes into account Telemig Celular's existing investment in the item scheduled for discontinuance, including a last opportunity to order additional numbers of such Products to include in its inventory.

     9.14.3 Spare Parts Availability. Nortel warrants the availability of spare parts or their functional equivalent for the Products for a period of five (5) years from the expiration of the Term. After the expiration of the Term, prices for spare parts shall be those in effect at the time of order placement. Should Nortel during the aforesaid period discontinue production of any spare parts, Nortel will give Telemig Celular advance written notice to enable Telemig Celular to place orders for its requirements of spare parts or enter into any other mutually satisfactory arrangements with Nortel prior to discontinuance of production.

10.  SOFTWARE LICENSE AND INTELLECTUAL PROPERTY RIGHTS

10.1 RIGHT TO USE SOFTWARE LICENSE. Nortel reserves title to Software and hereby grants to Telemig Celular a right to use license for said Software either
     (i) on a perpetual basis against payment of the respective Software License Fee set forth in the specific table in Exhibit A or (ii) on a term basis against payment of the respective Software License Fee set forth in the specific table in Exhibit A and subject to the terms and conditions contained in Exhibit C. With respect to Software provided from a supplier other than Nortel, Nortel warrants it has the right to grant a sublicense to Telemig Celular to use the Software, in accordance with the terms and conditions set forth in this Agreement. Such expressly granted rights are for use of the Software to open the Cellular Network in the Territory only.

10.2 DEFENSE AGAINST INFRINGEMENT CLAIMS. In any claim, action, suit or legal, arbitration, mediation or other proceedings, Nortel, at Nortel's expense, shall defend Telemig Celular, directors, officers, agents and employees, jointly and severally, against any claim that Nortel Products, including Software, supplied hereunder, (collectively, the "Indemnified Products") infringes any patent or copyright, trademark, trade secret or other tangible or intangible property right, whether Brazilian or foreign, which is recognized or the judgment of which is enforceable in the Territory (collectively, "Proprietary Rights"), by reason of their use in furnishing cellular services in accordance with Nortel's specifications provided that
     (i) Telemig Celular notifies Nortel in writing of the claim, promptly, but no later than thirty (30) days after Telemig Celular has received written notice of such claim, (ii) Nortel has sole control of the defense, including appeals, and all related settlement negotiations, and (iii) upon Nortel's request, Telemig Celular gives Nortel information and reasonable assistance for the defense. Telemig Celular may, at in sole cost, engage counsel to confer with Nortel in connection with any such claim. Nortel shall reimburse Telemig Celular its actual reasonable costs for personnel (including legal counsel) or resources engaged in providing information or assistance requested by Nortel. Nortel shall indemnify and hold harmless Telemig Celular, its officers, agents and employees against any such claims, demands, causes of action, costs, expenses, liabilities, damages or losses, finally awarded against Telemig Celular by a court of law, agreed to in settlement or awarded by any other body or person authorized under law or contract to award such damages on account of such alleged infringement or violation.

10.3 NORTEL TO ACT. If Telemig Celular's use of the Indemnified Products shall be enjoined, or in Nortel's opinion, is likely to be enjoined, Nortel shall, at its option and expense, either procure the right for Telemig Celular to continue using such Indemnified Products or replace or modify the Indemnified Products so that they become non-infringing. If none of the foregoing options is practical, Nortel will remove the enjoined Indemnified Products and refund to Telemig Celular any amounts paid to Nortel, less a reasonable charge for any actual period of use by Telemig Celular should the Indemnified Product so removed be a component of the Cellular Network and such removal causes any part of the Cellular Network not to meet the Guaranteed Capacities, then Nortel shall be liable for returning the Product to the Guaranteed Capacities and for direct damages caused to Telemig Celular resulting from such actions.

10.4 INFORMATION SUPPLIED BY TELEMIG CELULAR. Notwithstanding the above, Nortel has no liability for any claim of Proprietary Right infringement to the extent that (i) it arises directly and wholly from adherence to specifications, designs, drawings or instructions furnished by Telemig Celular; or (ii) arises from adherence to instructions to apply Telemig Celular's trademark, trade name or other company identification; or (iii) resides in Project Suppliers' equipment which is not of Nortel's origin and which is furnished by Telemig Celular to Nortel for use under this Agreement or (iv) relates to uses of Indemnified Products provided by Nortel in combination with other Indemnified Products furnished either by Nortel or other, which combination was not installed, recommended or otherwise approved by Nortel. In the foregoing cases numbered (i) through
     (iv), Telemig Celular will defend and save Nortel harmless, subject to the same terms and conditions and exceptions stated above in Sections 10.5 and
     10.6 with respect to the Nortel's obligations.

11.  CONFIDENTIALITY

11.1 CONFIDENTIAL INFORMATION DEFINED. "Confidential Information" shall mean that information disclosed by one Party to the other which at the time of disclosure is designated as confidential (or like designation), is disclosed in circumstances of confidence or would be understood by the Parties exercising reasonable business judgment to be confidential pursuant to this Agreement and shall include, without implied limitation, formulas, processes, designs, photographs, plans, samples, Product performance reports, subscriber lists, pricing information, studies, findings, inventions, ideas, drawings, schematics, sketches, specifications, parts lists, technical data, data bases, software in any form, flowcharts, algorithms, and other business and technical information. Confidential Information may be communicated orally, in writing, by electronic or magnetic media, by visual observation and by other means. The Party receiving said notification shall, from that time forward treat such information as proprietary. Excluded from Confidential Information is that which the recipient had in its possession without confidential limitation prior to disclosure, which is independently developed by either Party, which is known or becomes known to the general public without breach of this Agreement or which is rightfully received from a third Party and without confidential limitation.

11.2 EXCHANGE OF INFORMATION. From time to time during the performance of this Agreement. The Parties may deem if necessary to provide each other with Confidential Information. The Parties agree;

     11.2.1 Nondisclosure. Each of them shall maintain the confidentiality of such Confidential Information and not disclose it to any third Party except as authorized by the original disclosing Party in writing.

     11.2.2 "Need to Know" Disclosure. Each of them shall restrict disclosure of Confidential Information only to employees and Authorized Agents who have a "need to know." Such Confidential Information shall be handled with the same degree of care that the receiving Party applies to its own Confidential Information but in no event no less than reasonable care.

     11.2.3 Precautions. Each of them shall take all necessary and appropriate precautions to guard the confidentiality of Confidential Information, including informing its employees and authorized agents who handle such Confidential Information that it is confidential and not to be disclosed to others, but in no event, less than reasonable care.

     11.2.4 Ownership. Confidential Information is and shall at all times remain the property of the disclosing Party. No use of any Confidential Information is permitted except as otherwise provided herein and no license to a Party under any trademark, patent, copyright, mask work or any other intellectual property right, is either granted or implied by the conveying of Confidential Information to such Party.

     11.2.5 Use. Each of them shall use such Confidential Information only as required for the purposes of this Agreement.

     11.2.6 Reproduction. Confidential Information furnished in written, pictorial magnetic or other tangible form shall not be reproduced or copied, in whole or part, except as reasonably necessary (i) by Nortel for its performance under this Agreement, and (ii) by Telemig Celular for its installation, operation and maintenance of items furnished by Nortel under this Agreement; if copied or reproduced shall bear the same notices or legends, if any, as the originals and shall, together with any full or partial copies thereof, be returned, destroyed or erased (including any computer memory thereof) when no longer needed for the purposes authorized under this Agreement. The receiving Party shall use reasonable efforts to return, destroy, or erase such tangible Confidential Information, (including copies, reproductions or other documents containing Confidential Information) within ten (10) business days of the disclosing Party's written request.

     11.2.7 Survival. This Section shall continue until termination of this Agreement; provided, however that all obligations hereunder with respect to Confidential information received prior to such expiration, cancellation or termination of this Agreement shall survive such expiration, cancellation or termination for three (3) years thereafter, if the Confidential information is business information, or for five (5) years thereafter, if the Confidential Information is technical.

11.3 AGREEMENT DISCLOSURE. Except as may be required by applicable law, neither Nortel nor Telemig Celular shall disclose to any third party the contents of this Agreement, the Exhibits or any amendments hereto or thereto for a period of two (2) years after the termination of this Agreement without the prior written consent of the other Party. Additionally, neither Party shall disclose the existence of this Agreement where both Parties agree in writing in advance upon the manner and content of such disclosure. Nortel to the extent appropriate can disclose the content of the Agreement to its subcontractors, provided that such subcontractors agree in writing to maintain such information confidential. Telemig Celular may disclose this Agreement to banks and financing entities with a view to obtaining funds provided that the said banks and financing entities agree, in writing to maintain such information Confidential.

11.4 THIRD PARTIES. Except as provided below with respect to Authorized Agents, neither Party shall disclose Confidential Information of the other Party hereto to any third person without such other Party's prior written consent. Any such consent may be conditioned upon execution by the third person of a nondisclosure agreement in a form satisfactory to the Party whose Confidential Information is being disclosed.

11.5 AUTHORIZED AGENTS. For purposes of this Section 11, the term Authorized Agent" includes an attorney, a consultant, a subcontractor, a Project Supplier or other third Party, but only to the extent such Party is performing or enforcing (or assisting the receiving Party to perform or enforce) or advising the receiving Party with respect to its rights and obligations under this Agreement, and provided that such third Party agrees in writing (a copy of which will be produced to the disclosing Party at its request) to the same conditions respecting the use of Confidential Information contained in this clause and to any other reasonable conditions requested by the disclosing Party.

11.6 TRADEMARK AND PUBLICITY. Nothing contained in this Agreement shall be considered as conferring any right to use any name, trademark or other designation of either Party hereto, including any contraction, abbreviation, or simulation of any of the foregoing, in advertising, publicity or marketing activities. Any publicity advertising, etc., with regard to this Agreement or the Cellular Network which mentions the other Party shall be mutually agreed upon in writing prior to disclosure.

12.  TITLE AND RISK OF LOSS

12.1 TITLE PASSAGE AND RISK OF LOSS. Title to and risk of loss of Products shall be transferred to Telemig Celular upon Delivery unless otherwise provided in this Agreement or as otherwise may be agreed to by the Parties. Title to Nortel's intellectual property, including Software, patents copywrite, trademarks and tradenames, shall not be conveyed to Telemig Celular at any time Telemig Celular shall notify Nortel promptly of any claim with respect to loss that occurs while Nortel has the risk of loss and shall cooperate in every reasonable way to facilitate the settlement of any claim.

12.2 LIABILITY FOR NEGLIGENCE. Notwithstanding anything herein to the contrary. The Party that by negligence intentional act or failure to act where action is required under this Agreement causes damage, loss or destruction to any Product shall be liable to the other Party irrespective of the fact that title and risk of loss of such Product is incumbent upon such other Party.

13.  DAMAGES, DELAYS AND TERMINATION

13.1 PROPERTY AND PERSONAL INJURY (TELEMIG CELULAR).

     13.1.1 Property Damage. Nortel shall indemnify and hold harmless Telemig Celular and its directors, officers, agents, servants and employees from any claim. demand, cause of action, damage, cost, expense, loss or liability, on account of tangible property damage (including damage to property owned by third Parties other than Telemig Celular), arising out of or in connection with this Agreement to the extent such damages were caused by the negligent acts or omissions, willful misconduct and strict product liability of Nortel or its agents, contractors, officers or employees, or any person responsible to Nortel hereunder while performing under this Agreement provided: (i) Telemig Celular promptly notifies Nortel in writing of any suits, claims or demands against Telemig Celular for which Nortel is responsible under this indemnity, (ii) Telemig Celular gives Nortel frill opportunity and authority to assume the sole defense of and settle such suits, and (iii) Telemig Celular furnishes to Nortel upon request all reasonable information and assistance available to Telemig Celular for defense against any such suit, claim or demand. Nortel's liability under this indemnity shall be that proportion directly attributable to the fault of Nortel or its employees or agents but in no event exceed Two Million Reais (R$ 2,000,000.00) for any one occurrence of property damage, such value to be annually adjusted as per the "IGP-DI Coluna 27" index, issued by FGV.

     13.1.2 Personal Injury (Telemig Celular). Nortel shall indemnify and hold harmless Telemig Celular and its directors, officers, agents, servants and employees from any claim, demand, cause of action, damage, cost, expense, loss or liability, on account of death or personal injury (whether to Telemig Celular, Telemig Celular's officers, agents or employees or third Parties) arising out of or in connection with this Agreement to the extent such, injury or death was caused by the negligent acts or omissions, willful misconduct and strict product liability of Nortel or its agents, contractors, officers or employees, or any person responsible to Nortel hereunder while performing under this Agreement provided: (i) Telemig Celular promptly notifies Nortel in writing of any suits. claims or demands against Telemig Celular for which Nortel is responsible under this indemnity, (ii) Telemig Celular gives Nortel Full Opportunity and authority to assume the sole defense of and settle such suits, and (iii) Telemig Celular furnishes to Nortel upon request all reasonable information and assistance available to Telemig Celular for defense against any such suit, claim or demand at Nortel's costs. Nortel's liability under this indemnity shall be that proportion directly attributable to the fault of Nortel or its employees or agents, or as may be determined by a court of Law.

13.2 REMOVED

13.3. PERFORMANCE BOND. Nortel shall issue a Performance Bond for a value equal to ten percent (10%) of the total value for each Phase under this Agreement. The first Phase Performance Bond shall be delivered to Telemig Celular within thirty (30) days following the signature of this Agreement. For each of the subsequent Phases a Performance Bond shall be delivered to Telemig Celular within forty-five (45) days of the issuance by Telemig Celular of its Phase Acquisition Document. Telemig Celular acknowledges that each Performance Bond is subject to Instituto de Resseguros do Brasil
     (IRB) approval and Nortel is not liable for any delay attributable thereto. The Performance Bond shall be in favor of Telemig Celular. The Performance Bond shall be issued by an insurance/surety company acceptable to Telemig Celular and shall be in form and substance acceptable to Telemig Celular in the exercise of its reasonable discretion. Telemig Celular may only draw down on the Performance Bond if (i) Nortel fails to cure a material breach pursuant to Section 13.8 within 30 days of Telemig Celular's written notice of breach to Nortel or (ii) the maximum amount of liquidated damages under Sections 13.7 (Maximum Liquidated Damages) have been attained. Each Performance Bond shall be released within ten (10) working days following Final Acceptance of the applicable Phase.

13.4 REMOVED

13.5. REMOVED

13.6. TELEMIG CELULAR DELAY TERMINATION. Should a Telemig Celular delay with respect to an Implementation Schedule date exceed six (6) months, Nortel may terminate this Agreement as provided herein for Telemig Celular's failure to perform. Nortel, however, will notify Telemig Celular at least thirty (30) days prior to such action and will continue to work in good faith with Telemig Celular to resolve their delay. Nortel may exercise this right of termination at any time within ten (10) days after such delay has exceeded six (6) months. Nortel's right of termination is without prejudice to any other remedies that Nortel may possess.

13.7. REMOVED

13.8. BREACH BY EITHER PARTY. Where a Party is in material breach of this Agreement, and where the non-breaching Party has given thirty (30) days prior written notice specifying the breach to the breaching Party and the breaching Party has not cured the breach within such 30-day period then the non-breaching Party may terminate this Agreement without liability.

13.9. BANKRUPTCY. Either Party may terminate this Agreement (except for those items fully discharged) without liability, if the other Party makes a general assignment for the benefit of creditors, or if a petition in bankruptcy or under any insolvency law is filed by or against the other Party and such petition is not dismissed within sixty (60) days after it has been filled.

13.10. CONCESSION. Should ANATEL revoke Telemig Celular's Concession and if said revocation is not reversible on appeal, Nortel may terminate this Agreement. Nortel's right of termination is without prejudice to any other remedies Nortel may possess.

13.11. SURVIVAL. Termination of this Agreement, for whatever cause shall be without prejudice to any right or obligation of any Party hereto in respect of this Agreement which has arisen prior to such termination or expiration. If this Agreement is terminated by either Party prior to the completion of Final Acceptance of the Cellular System or portion thereof as defined in the relevant Phase Acquisition Document, then such Products actually delivered to the corresponding Site(s) as of the effective date of termination shall be submitted to Conditional Acceptance and Final Acceptance. The Parties' rights and obligations, which by their nature would continue beyond the termination, cancellation, or expiration of this Agreement shall survive the termination, cancellation or expiration of this Agreement.

14.  LIMITATION OF LIABILITY

14.1 NORTEL'S JOINT LIABILITY. The Nortel entities shall have joint and several liability for any liabilities or obligations set forth in this Agreement.

14.2 SCOPE OF LIABILITY. Telemig Celular's exclusive remedies and the entire liability of Nortel and its affiliates and their employees and agents for any claim, loss, damage or expense of Telemig Celular or any other entity arising out of this Agreement, or the use or performance of any Network, System, Product or Service whether in action for or arising out of the breach of contract, including negligence, indemnity, or strict liability shall be as follows:

          (1) For delay and penalties - the remedies set forth in Section 13;

          (2) For the performance or non-performance of Products and Services or claims that they do not conform to a warranty - the remedy set forth in the applicable "warranty(ies)" clause;

          (3) For tangible property damage and personal injury caused by Nortel's negligence - the amount of direct damages as per Sections 13.1.1 and 13.1.2;

          (4) For everything other than as set forth above - the amount of the direct damages not to exceed the purchase price of the Products and Services giving rise to Telemig Celular's claim, including awarded counsel fees and costs or eleven percent (11%) of the Phase value, whichever is lower.

     Notwithstanding any other provision of this Agreement, neither Party, its affiliates and its employees and agents shall have any liability to the other for any loss of profit or revenues, whether as a result of breach of contract, warranty, tort (including negligence).

     Nortel shall not be responsible for any claim, loss, damage or expense resulting from Telemig Celular's negligence or willful misconduct.

15.  FORCE MAJEURE

15.1 Responsibility IN THE EVENT OF FORCE MAJEURE. Except as explicitly provided elsewhere in this Agreement, neither Party shall be liable for any delays in delivery or performance of its respective obligations hereunder or for failure to manufacture, deliver or comply with this Agreement when caused by Force Majeure.

     Each Party shall promptly notify the other Party of the occurrence of a Force Majeure if any Force Majeure occurs and results in a delay or failure in performance by either Party of its obligations under this Agreement, the Party injured by the other's inability to perform may elect to: (a) terminate that part of any Phase Acquisition Document or Purchase Order affected by the Force Majeure as to Products not already shipped or Services not already rendered if the Force Majeure continues for a period of forty five (45) days after notification; (b) suspend that part of any Phase Acquisition Document or Purchase Order; affected by the Force Majeure for the duration of the Force Majeure, buy, sell, obtain, or furnish elsewhere Products to be bought, sold, obtained, or furnished hereunder, and deduct from any Phase Acquisition Document or Purchase Order commitment the quantity bought, sold, obtained, or furnished or for which such commitments have been made elsewhere; or (c) resume performance under such Phase Acquisition Document or Purchase Order once the Force Majeure ceases with an option for the injured Party to extend the delivery or performance date up to the length of time the Force Majeure endured. Unless written notice is given within thirty (30) days after such injured Party is provided written notice of the occurrence of a Force Majeure, option (c) shall be deemed selected.

16. ASSIGNMENT This Agreement shall accrue to the benefit of and be binding upon the Parties hereto and any successor(s) entity into which either Party shall have been merged to or consolidated with or to which either Party shall have sold or transferred all or substantially all of its assets. Except as provided in this Section, neither Party shall assign this Agreement or any right or interest under this Agreement, nor delegate any work or obligation to be performed under this Agreement ("an assignment"), without the prior written consent of the other Party. Any attempted assignment in contravention of this clause shall be void and ineffective.

     For the purpose of this clause the term "Agreement" shall include this Agreement, any subordinate contracts placed under this Agreement and any orders placed under such Agreement or any subordinate contract.

     The Parties agree that any consent to a requested assignment shall not be unreasonably withheld or delayed.

     The Parties agree that Nortel or Telemig Celular or one of their respective constituents may assign all or a part of their rights and duties hereunder to a designated company related to Nortel or to Telemig Celular or a wholly-owned (directly or indirectly) subsidiary of Nortel or Telemio as the case may be, provided that Nortel or Telemig Celular remains jointly and severally responsible for the fulfillment of all obligation incumbent upon its assignee as per this Agreement. For the purposes of this Section, a company related to Nortel or to Telemig Celular shall be a company having the same or substantially the same shareholder ownership as Telemig Celularor Nortel.

17.  REMEDIES

     The remedies made available to the Parties for the events specified under this Agreement are exclusive unless otherwise stated herein.

18.  GOVERNING LAW

     The validity, construction and interpretation of, and the right and obligations of the Parties' pursuant to this Agreement and any amendment hereto shall be governed by the laws of the Federative Republic of Brazil (including its conflict of laws rules).

19.  NOTICE

19.1 GENERAL. Notices required to be given by one Party to another shall be deemed properly given if reduced to writing and personally delivered or transmitted by postage prepaid registered or certified post, return receipt requested, by air courier or by facsimile or other electronic mail with confirmation receipt. Such notices shall be deemed to have been given and shall be effective upon receipt.

     19.1.1 Notice to Telemig Celular. Nortel shall send notices to Telemig Celular at the following address:

          Telemig Celular S.A.
          Rua Levindo Lopes, 258, 8(degree) andar,
          Belo Horizonte, MG, Brasil
          CEP    30140-170
          Attn.: Director Superintendent
          Phone: (5531) 259-3077
          Fax::  (5531) 259-3076

          With a copy (which shall not constitute Notice) to:

          Telesystem International Wireless Inc.
          1000 de la Gauchetiere Street West, 16th Floor
          Montreal, Quebec, Canada
          H3B 4W5
          Attention:      Executive Vice President, Operations
          Tel:   (1) (514)673-8497
          Fax:   (1) (514)673-8470

     19.1.2 Notice to Nortel. Telemig Celular shall send notices to Nortel at the following address:

          Northern Telecom Limited
          Northern Telecom do Brasil Comercio e Servicos Ltda.
          Northern Telecom do Brasil Industria e Comercio Ltda.
          Av. das Nacoes Unidas, 17891-10(Degree) andar
          04795-100 - Sao Paulo - SP - Brasil
          Attn.:   Vice President Wireless Sales
          Phone:   (55) (11) 882-4900
          Fax:     (55) (11) 882-4935

19.2 MODIFICATIONS TO NOTICE ADDRESS. Either Party may change the addresses for giving notice by providing the other Party with written information about such change of address in accordance with Section 19.1.

20.  SECTION HEADINGS AND PLURALS

20.1 SECTlON HEADINGS. The headings of Sections in this Agreement are provided for convenience of reference only and are not intended to be a part of or affect the meaning or interpretation of this Agreement or any Section.

20.2 PLURALS. Any reference herein to singular shall mean plural and vice versa as the context may so require.

21.  WAIVER

     Any failure or delay on the part of Nortel or Telemig Celular to exercise any right, power or privilege or to strictly enforce any such term or condition of this Agreement, on one or more occasion shall not operate or be construed as a waiver of the same or any other terms and conditions of this Agreement on any other occasion.

22.  REPRESENTATION OF AUTHORITY

     Each Party represents that:

22.1 EXPRESS AUTHORITY. The persons executing this Agreement have express authority to do so under specific or standing delegation, and in so doing, to bind the Party thereto; and

22.2 NO VIOLATION. The execution, delivery, and performance of this Agreement does not violate any provision of any by-law, charter, regulation or any other governing authority of the Party; and

22.3 DULY AUTHORIZED. The execution, delivery and performance of this Agreement has been duly authorized by all necessary partnership or corporate action and this Agreement is a valid and binding obligation of such Party.

23.  LEGAL COMPLIANCE

     It is the Parties' intention to comply with all applicable federal, state and local statutes, regulations and orders (if and as applicable to Telemig Celular or Nortel). To the extent that any provision shall be held to be invalid, illegal or unenforceable, such provisions shall be considered null and void but the remaining provisions of this Agreement shall remain in effect. In the event the invalid, illegal or unenforceable provision is considered an essential element of this Agreement, the Parties shall promptly negotiate a replacement provision that is acceptable to both Parties and is valid, legal and enforceable, and come as close as possible to reflect accurately the intentions of the Parties underlying the invalid, illegal or unenforceable provision or provisions.

24.  DISPUTE RESOLUTION

24.1 GENERAL. If a dispute arises out of or relates to this Agreement including any disputes related to payments to be made under the terms of this Agreement, either Party may request that the Parties seek to resolve the dispute by negotiation of the appropriate executives of each Party, who shall have full authority to settle the dispute. The Parties agree to meet at least once within fifteen (15) days of the request for negotiation to try to resolve the dispute. If, within thirty (30) days after such meeting, or the first request for a meeting, should a meeting not be convened, the Parties have not succeeded in negotiating a resolution of the dispute, either Party may request that such dispute be resolved by arbitration as set forth in Section 24.2, the provisions of Brazilian Law 9.307 of September 23, 1996 applying.

24.2 ARBITRATION. The arbitration shall be conducted by three (3) arbitrators familiar with the cellular telecommunication industry and shall be held in Sao Paulo, Brazil in accordance and subject to the Rules of Conciliation and Arbitration, as promulgated from time to time by the International Chamber of Commerce (ICC) (the "Rules"), by three (3) arbitrators. Each Party shall designate one (1) arbitrator, and the two (2) arbitrators so designated shall appoint the third arbitrator as provided in the Rules. The arbitrators shall determine the language in which the arbitration shall be conducted. The arbitrators will allow such discovery as is appropriate, consistent with the purpose of arbitration in accomplishing fair, speedy, and cost-effective resolution of disputes. All discoveries will be completed, and the arbitration hearing will be commenced within forty-five
     (45) days after appointment of all of the arbitrators and the arbitration hearing will conclude within thirty (30) days after it commences. The arbitrators will make every effort to enforce these timing requirements strictly but may extend the time periods upon a showing that exceptional circumstances require extension to prevent manifest injustice. The award shall be made within six (6) months of the selection of the arbitrator(s). If judicial enforcement of such arbitration award is sought by either Party, judgment may be entered upon such award in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The duty of the Parties to arbitrate any dispute relating to the interpretation or performance of this Agreement or the grounds for the termination thereof shall survive the expiration or termination of this Agreement for any reason. The arbitrator(s) shall apply Brazilian law and the relief awarded by the arbitrator(s) shall not exceed in form that awardable by a Brazilian court of competent jurisdiction. In the event of any arbitration or other legal proceeding to enforce an arbitration award the substantially prevailing Party if any, shall be entitled to reimbursement for reasonable attorneys' fees and costs of the proceeding by the other Party or Parties. The determination of which Party has substantially prevailed and the amount of attorneys' fees, if any, to be awarded shall be made by the arbitrator(s), or other person adjudicating the enforcement action at the same time and in the same proceeding as the underlying enforcement action being decided, and shall be included in the award. If it is determined in such enforcement action that there is no substantially prevail in Parties, and in the underlying arbitration, each Party shall bear its own attorney's fees and expenses but those related to the costs of the arbitrator(s) shall be borne equally by the Parties. The arbitrator(s) shall determine the issues of arbitrability but may not limit expand or otherwise modify, the terms of the Agreement, nor have authority to award punitive damages in excess of compensatory damages and each Party irrevocably waives any claim thereto.

     All discussions and documents prepared pursuant to any attempt to resolve a dispute under this Section 24 are confidential and for settlement purposes only and shall not be admitted in any court or other forum as an admission or otherwise against a Party for any purpose unless such restriction is against public policy in the applicable jurisdiction or a court of competent jurisdiction by a governmental agency orders such disclosure or use.

     Nothing in this Section 24 shall prevent any Party from seeking injunctive relief in a judicial proceeding if interim relief from a court is necessary to preserve the status quo pending resolution or to prevent serious and irreparable injury to that Party or others.

24.3 CONFIDENTIALITY. The Parties, their representatives, other participants and arbitrator(s) shall hold the existence content and result of dispute resolution proceedings in confidence as provided in Section 11 of this Agreement.

25.  CONSENT

     Wherever in this Agreement consent, approval or mutual agreement is required of Telemig Celular or Nortel the appropriate Party agrees not to unreasonably withhold or delay such consent or approval.

26.  COUNTERPARTS

     This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. The Parties agree that only one representative of Telemig Celular and one representative of Nortel shall initial each page of the Agreement including its Exhibits.

27.  REMOVED

28.  ENTIRE AGREEMENT

     This Agreement and any subordinate agreements and orders accepted pursuant to this Agreement or any subordinate agreements constitutes the entire understanding between the Parties concerning the subject matter hereof and supersedes all prior discussions, agreements and representations, whether oral or written and whether or not executed by Nortel and Telemig Celular. All modifications, amendments or other changes made to this Agreement or any part thereof shall be reduced to writing and executed by authorized representatives of each Party.

28.1 PRIOR SUPPLY AGREEMENTS

     Any Products or Services purchased prior to or to be purchased after the date hereof by Telemig Celular under the terms and conditions set forth in supply agreements entered into by Telemig Celular and Promon Eletronica Ltda., prior to the date hereof, shall not be considered for the purposes of calculating the Total Volume Commitment referred to in Section 2.2.1.

IN WITNESS HEREOF, THE PARTIES HEREBY EXECUTE THIS AGREEMENT IN THE PRESENCE OF THE TWO UNDERSIGNED WITNESSES.

TELEMIG CELULAR S.A.

By:  /s/Luiz Gonzaga Leal               By:  /s/ Marcos Pacheco
     -------------------------               ----------------------
Title: Director Superintendente         Title: Network Manager
                                               Attorney-in-Fact

NORTHERN TELECOM DO BRASIL COMERCIO E SERVICOS LTDA.

By:  /s/Rene Marie Herve Adam           By:  /s/ Patricia Veras De C. E. Silva
     -------------------------               ---------------------------------
Title: Attorney-in-Fact                 Title: Attorney-in-Fact

NORTHERN TELECOM DO BRASIL INDUSTRIA E COMERCIO LTDA.

By:  /s/ Patricia Veras De C. E. Silva
     ---------------------------------
Title: Attorney-in-Fact

NORTHERN TELECOM LIMITED

By:  /s/ Fard Nathos
     ---------------
Title: Attorney-in Fact


Witness:

1.   /s/ Harold Moura Vale Mota         2.   /s/ Marcos A. Monges
     --------------------------              --------------------